Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings Reports Fiscal 2017 Second Quarter Results,

Expects Solid Second Half Growth

Middleton, WI, May 2, 2017 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, today reported results for the second quarter of fiscal 2017 ended April 2, 2017.

This press release includes non-GAAP metrics such as organic net sales, adjusted diluted earnings per share (EPS), adjusted EBITDA, adjusted EBITDA margin, organic adjusted EBITDA and adjusted free cash flow.  See Other Supplemental Information for reconciliation to comparable GAAP metrics.

Fiscal 2017 Second Quarter Highlights:

•

Net sales of $1.17 billion in the second quarter of fiscal 2017 decreased 3.3 percent compared to $1.21 billion last year.  Excluding the negative impact of $9.7 million of foreign exchange, organic net sales fell 2.5 percent from the prior year.

•

Net income of $58.8 million and diluted EPS of $1.00 in the second quarter of fiscal 2017 decreased compared to net income of $92.6 million and diluted EPS of $1.55 in fiscal 2016 primarily due to a lower effective tax rate last year relating to the adoption of a new accounting standard for stock compensation.

•

Adjusted diluted EPS of $1.19 in the second quarter of fiscal 2017 improved 2.6 percent compared to $1.16 last year primarily due to lower interest costs, partially offset by the negative impact of foreign exchange.

•

Operating income of $144.1 million in the second quarter of fiscal 2017 declined 3.0 percent compared to $148.5 million in fiscal 2016 primarily as a result of lower volumes, the negative impact of foreign exchange and one-time operating expenses of $4.8 million associated with a retail bankruptcy, employee-related taxes from an acquired business and legal costs.

•	Operating income margin of 12.3 percent in the second quarter of fiscal 2017 was unchanged compared to the prior year.
•

Adjusted EBITDA of $220.1 million in the second quarter of fiscal 2017 decreased 4.1 percent compared to $229.6 million in fiscal 2016.  Excluding the negative impact of foreign exchange of $3.6 million, organic adjusted EBITDA of $223.7 million decreased 2.6 percent versus the prior year.

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•

Adjusted EBITDA margin of 18.8 percent in the second quarter of fiscal 2017 was slightly lower compared to 19.0 percent in fiscal 2016 primarily due to the negative impact of foreign exchange and one-time operating expenses of $4.8 million associated with a retail bankruptcy, employee-related taxes from an acquired business and legal costs.

•

Adjusted free cash flow is expected to grow to approximately $575-$590 million versus $535 million in fiscal 2016 and $454 million in fiscal 2015, based on expected net cash provided from operating activities of $695-$710 million after expected purchases of property, plant and equipment of $110-$120 million.

“Our second quarter performance was heavily impacted by delayed inventory intake by major U.S. retailers of seasonal Home & Garden and Global Auto Care products,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings.

“We were lapping strong organic growth in the Home & Garden category last year of 25%, driven in part by very favorable early spring weather in the U.S. and the impact of the Zika virus which triggered heavier-than-normal early season retailer orders,” he said.  “We also were impacted by some category softness especially in the small appliances category, sluggish POS at certain retailers and retailer inventory management controls.

“The planned exits of low-margin unprofitable businesses of approximately $11 million impacted our second quarter sales by approximately 0.9%, while our adjusted EBITDA included $4.8 million of one-time, non-recurring costs related largely to a retail bankruptcy, and legal and employee-related tax items,” Mr. Rouvé said.  “At the same time, we increased our R&D and marketing spending to support the development and launch of innovative products in the out quarters.  Nonetheless, we were able to hold operating and adjusted EBITDA margin levels as we also achieved savings from our efficiency enhancement programs.

“Second quarter highlights included record results from Hardware and Home Improvement, a solid performance by global batteries, and adjusted EBITDA growth in Global Batteries & Appliances and Global Pet,” he said.  “Our e-commerce business once again grew at a double-digit rate, as we invest more with our retail customers into this expanding consumer shopping channel.

“Due to the delayed intake of the seasonal Home & Garden as well as Global Auto Care products, we see a resumption of solid organic sales and adjusted EBITDA growth in the second half and reiterate expectations for a free cash flow increase of up to 10 percent this year,” Mr. Rouvé said.

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Fiscal 2017 Second Quarter Consolidated Financial Results

Net sales of $1.17 billion in the second quarter of fiscal 2017 decreased 3.3 percent compared to $1.21 billion in fiscal 2016.  Excluding the negative impact of $9.7 million of foreign exchange, organic net sales declined 2.5 percent.

Gross profit and gross profit margin in the second quarter of fiscal 2017 were $455.2 million and 38.9 percent, respectively, compared to $462.8 million and 38.3 percent, respectively, last year.  The gross profit margin percentage increase was primarily due to strong productivity partially offset by the negative impact of foreign exchange.

Operating expenses of $311.1 million in the second quarter of fiscal 2017 fell slightly compared to $314.3 million in the prior year primarily due to lower acquisition and integration related charges.

Operating income of $144.1 million in the second quarter of fiscal 2017 decreased 3.0 percent versus $148.5 million last year as a result of lower volumes and the negative impact of foreign exchange.  Operating income margin of 12.3 percent in the second quarter of fiscal 2017 was unchanged from 2016.

Net income was $58.8 million, or $1.00 diluted EPS, in the second quarter of fiscal 2017 on average diluted shares and common stock equivalents outstanding of 59.0 million.  In the second quarter of fiscal 2016, net income was $92.6 million, or $1.55 diluted EPS, on average diluted shares and common stock equivalents outstanding of 59.5 million.  The decrease in net income and diluted EPS was primarily due to a lower effective tax rate last year relating to the adoption of a new accounting standard for stock compensation.  The Company generated adjusted diluted EPS of $1.19 in the second quarter of fiscal 2017, an increase of 2.6 percent versus $1.16 in the prior year.

Adjusted EBITDA of $220.1 million in the second quarter of fiscal 2017 decreased 4.1 percent compared to $229.6 million in fiscal 2016.  HHI delivered record second quarter adjusted EBITDA, and Global Batteries & Appliances and Global Pet Supplies reported increased EBITDA.  Excluding the negative impact of $3.6 million of foreign exchange, organic adjusted EBITDA of $223.7 declined 2.6 versus the second quarter of fiscal 2016.  Reported adjusted EBITDA margin decreased 20 basis points to 18.8 percent compared to 19.0 percent last year.

Fiscal 2017 First Half Consolidated Financial Results

Net sales of $2.38 billion in the first six months of fiscal 2017 decreased 1.9 percent compared to $2.43 billion for the same period in fiscal 2016.  Excluding the negative impact of $28.4 million of foreign exchange, organic net sales of $2.41 billion in the first half of fiscal 2017 fell 0.8 percent from the prior year.

Operating income of $295.2 million in the first half of fiscal 2017 increased slightly from $291.0 million last year, while operating income margin improved to 12.4 percent versus 12.0 percent in 2016 primarily as a result of lower acquisition and integration related charges.

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Net income was $124.1 million, or $2.09 diluted income per share, in the first six months of fiscal 2017 on average shares and common stock equivalents outstanding of 59.3 million.  In the first half of fiscal 2016, net income was $166.2 million, or $2.79 diluted income per share, on average shares and common stock equivalents outstanding of 59.4 million.  The Company generated adjusted EPS of $2.40 in the first half of fiscal 2017, an increase of 11.1 percent compared to $2.16 last year primarily as a result of operating efficiencies and lower interest costs, partially offset by the negative impact of foreign exchange.

Fiscal 2017 first half adjusted EBITDA of $434.4 million compared to adjusted EBITDA in the first half of fiscal 2016 of $436.7 million.  Excluding the negative impact of $10.3 million of foreign exchange, adjusted EBITDA of $444.7 million increased 1.8 percent in the first half of fiscal 2017 versus the prior year.  The reported adjusted EBITDA margin of 18.2 percent in the first half of fiscal 2017 increased slightly compared to 18.0 percent in fiscal 2016.

Fiscal 2017 Second Quarter Segment Level Data

Global Batteries & Appliances (GBA)

	Three Month Period Ended					Six Month Period Ended
(in millions, except %)	April 2, 2017	April 3, 2016	Variance			April 2, 2017	April 3, 2016	Variance
Net Sales	$413.5	$424.9	$(11.4)		(2.7%)	1,023.0	$1,036.2	$(13.2)		(1.3%)
Operating Income	38.4	38.9	(0.5)		(1.3%)	127.1	128.8	(1.7)		(1.3%)
Operating Income Margin	9.3%	9.2%	10	bps		12.4%	12.4%	-	bps
Adjusted EBITDA	59.9	58.3	1.6		2.7%	168.9	163.8	5.1		3.1%
Adjusted EBITDA Margin	14.5%	13.7%	80	bps		16.5%	15.8%	70	bps

Second quarter net sales decreased as lower small appliances and personal care net sales more than offset increased consumer battery revenues.  Organic net sales decreased 0.9 percent.

Global battery net sales increased $7.0 million or 3.9 percent.  Solid growth in the U.S. and Europe, primarily in alkaline and hearing aid batteries, drove the improvement.    Excluding negative foreign exchange impacts of $2.0 million, organic net sales improved 5.1 percent.

Net sales for the global personal care product category fell $3.7 million or 3.4 percent.  Lower U.S. and European revenues were largely attributable to a combination of increased competitor promotions, category softness, distribution adjustments, and higher post-holiday inventory levels that reduced certain customer replenishment levels.  Excluding negative foreign exchange impacts of $2.0 million, organic net sales declined 1.6 percent.

Net sales in the global small appliances product category declined $14.7 million or 10.6 percent.  Reduced revenues were in large part a result of global category softness, a Brexit-related decline in demand in the U.K., and in the U.S. from inventory reduction by a major retailer.    Excluding negative foreign exchange impacts of $3.5 million, organic net sales decreased 8.1 percent.

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Second quarter operating income decreased with an increase in margin due to one-time operating expenses of $2.9 million associated with a retail bankruptcy and legal expenses, and an increase in restructuring and integration costs offset by favorable mix, higher volumes and cost savings.   Increases in second quarter adjusted EBITDA and margins were primarily a result of favorable mix, higher volumes and cost savings.  Excluding negative foreign exchange impacts of $3.2 million, organic adjusted EBITDA of $63.1 million grew 8.2 percent.

Hardware & Home Improvement (HHI)

	Three Month Period Ended					Six Month Period Ended
(in millions, except %)	April 2, 2017	April 3, 2016	Variance			April 2, 2017	April 3, 2016	Variance
Net Sales	$313.7	$301.7	$12.0		4.0%	$602.5	$584.3	$18.2		3.1%
Operating Income	45.5	40.5	5.0		12.3%	92.3	81.6	10.7		13.1%
Operating Income Margin	14.5%	13.4%	110	bps		15.3%	14.0%	130	bps
Adjusted EBITDA	56.6	53.6	3.0		5.6%	115.8	107.3	8.5		7.9%
Adjusted EBITDA Margin	18.0%	17.8%	20	bps		19.2%	18.4%	80	bps

The HHI segment delivered record second quarter results.  The net sales increase was driven by growth in core U.S. residential security, residential builders’ hardware and plumbing categories.  The planned exit of unprofitable businesses in Mexico adversely impacted sales growth by approximately 1.3 percent.  Excluding the positive impact of foreign exchange of $1.3 million, organic net sales improved 3.5 percent.

Increases in second quarter operating income, adjusted EBITDA and margins were primarily due to higher volumes and strong productivity partially offset by one-time expenses of $1.1 million associated with employee-related taxes from an acquired business.  Excluding positive foreign exchange impacts of $0.4 million, organic adjusted EBITDA of $56.2 million grew 4.9 percent in the second quarter.

Global Pet Supplies (PET)

	Three Month Period Ended					Six Month Period Ended
(in millions, except %)	April 2, 2017	April 3, 2016	Variance			April 2, 2017	April 3, 2016	Variance
Net Sales	$191.8	$208.5	$(16.7)		(8.0%)	$386.0	$411.9	$(25.9)		(6.3%)
Operating Income	20.1	18.6	1.5		8.1%	39.6	34.8	4.8		13.8%
Operating Income Margin	10.5%	8.9%	160	bps		10.3%	8.4%	190	bps
Adjusted EBITDA	31.9	31.4	0.5		1.6%	62.7	60.6	2.1		3.5%
Adjusted EBITDA Margin	16.6%	15.1%	150	bps		16.2%	14.7%	150	bps

The second quarter net sales decline was the result of category softness as well as significantly lower European dog and cat food sales driven largely by acceleration of the planned exit of a pet food customer tolling agreement.  U.S. companion animal sales were negatively impacted by the planned exits last year of low-margin private label rawhide and chicken jerky business. These planned exits adversely impacted sales by approximately 3.2 percent. Excluding the unfavorable impact of foreign exchange of $3.4 million, organic net sales decreased 6.4 percent in the second quarter.

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Higher operating income, adjusted EBITDA and margins in the second quarter were due to favorable mix and productivity improvements.  Excluding negative foreign exchange impacts of $0.1 million, organic adjusted EBITDA of $32.0 million grew 1.9 percent.

Home and Garden (H&G)

	Three Month Period Ended					Six Month Period Ended
(in millions, except %)	April 2, 2017	April 3, 2016	Variance			April 2, 2017	April 3, 2016	Variance
Net Sales	$131.9	$155.0	$(23.1)		(14.9%)	$181.7	$202.7	$(21.0)		(10.4%)
Operating Income	31.5	39.8	(8.3)		(20.9%)	33.1	43.1	(10.0)		(23.2%)
Operating Income Margin	23.9%	25.7%	(180)	bps		18.2%	21.3%	(310)	bps
Adjusted EBITDA	35.6	44.2	(8.6)		(19.5%)	41.3	51.3	(10.0)		(19.5%)
Adjusted EBITDA Margin	27.0%	28.5%	(150)	bps		22.7%	25.3%	(260)	bps

Lower second quarter net sales, predominantly in the repellents and outdoor controls categories, were driven by tighter retailer inventory management programs as well as strong, early season retailer orders in 2016 due to favorable weather and the positive impact from Zika virus concerns.

Operating income, adjusted EBITDA and margins declined in the second quarter predominantly due to lower volumes and, to a lesser degree, higher planned marketing expenses to support new product launches and channel expansions.

Global Auto Care (GAC)

	Three Month Period Ended					Six Month Period Ended
(in millions, except %)	April 2, 2017	April 3, 2016	Variance			April 2, 2017	April 3, 2016	Variance
Net Sales	$119.0	$119.5	$(0.5)		(0.4%)	$188.5	$193.3	$(4.8)		(2.5%)
Operating Income	34.5	38.9	(4.4)		(11.3%)	47.6	48.6	(1.0)		(2.1%)
Operating Income Margin	29.0%	32.6%	(360)	bps		25.3%	25.1%	20	bps
Adjusted EBITDA	45.4	48.6	(3.2)		(6.6%)	65.2	67.8	(2.6)		(3.8%)
Adjusted EBITDA Margin	38.2%	40.7%	(250)	bps		34.6%	35.1%	(50)	bps

Slightly lower second quarter net sales were attributable largely to reduced appearance revenues due to cooler weather conditions versus last year.

Reduced operating income, adjusted EBITDA and margins in the second quarter were the result of lower volumes and higher planned R&D and marketing expenses for new product introductions.

Liquidity and Debt

Spectrum Brands completed its fiscal 2017 second quarter with a solid liquidity position, including a cash balance of approximately $137 million and more than $470 million available on its $700 million Cash Flow Revolver.

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As of the end of the second quarter, the Company had approximately $3,840 million of debt outstanding, consisting of approximately $202 million outstanding on its Cash Flow Revolver, a series of secured Term Loans in the aggregate amount of $1,114 million, $2,274 million of senior unsecured notes, and approximately $250 million of capital leases and other obligations.

During the second quarter, the Company repurchased 44,550 shares of common stock for $5.5 million or $122.38 per share on average.

Fiscal 2017 Outlook

Spectrum Brands expects fiscal 2017 reported net sales to grow above category rates for most categories, along with an anticipated negative impact from foreign exchange of approximately 100 to 150 basis points.

Fiscal 2017 adjusted free cash flow is projected to be approximately $575-$590 million compared to $535 million in fiscal 2016.  Capital expenditures are expected to be in the range of $110 million to $120 million, including rollover spending from fiscal 2016.  These incremental investments will support footprint optimization, vertical integration improvements, technology and innovation and are expected to enhance the Company’s margin structure and organic net sales growth rate.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, May 2.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 92829532.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Monday, May 15.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

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About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Spectrum Brands' products are sold in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $5.04 billion in fiscal 2016. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining the Company’s debt covenant.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  Organic adjusted EBITDA excludes the impact of currency exchange rate fluctuations and the impact of acquisitions. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate of 35%.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital

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requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income, net income, cash provided by (used in) operating activities or other statement of income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2017 (including expectations regarding capital expenditures and its ability to increase its net sales, free cash flow and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our indebtedness on our business, financial condition and results of operations; (2) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (3) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (4) the impact of actions taken by significant stockholders; (5) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (6) our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipated; (7) the unanticipated loss of key members of senior management; (8) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (9) interest rate and exchange rate fluctuations; (10) our ability to utilize our net operating loss carry-forwards to offset tax liabilities from future taxable income; (11) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s); (12) competitive promotional activity or spending by competitors, or price reductions by competitors; (13) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (14) the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or

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fiscal policies in the countries where we do business; (15) changes in consumer spending preferences and demand for our products; (16) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (17) our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; (18) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (19) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (20) the impact of pending or threatened litigation; (21) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (22) changes in accounting policies applicable to our business; (23) government regulations; (24) the seasonal nature of sales of certain of our products; (25) the effects of climate change and unusual weather activity; and (26) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets, including those discussed herein and those set forth in the combined securities filing of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Period Ended		Six Month Period Ended
(in millions, except per share amounts)	April 2, 2017	April 3, 2016	April 2, 2017	April 3, 2016
Net sales	$1,169.9	$1,209.6	$2,381.7	$2,428.4
Cost of goods sold	710.6	746.6	1,471.2	1,524.6
Restructuring and related charges	4.1	0.2	5.3	0.3
Gross profit	455.2	462.8	905.2	903.5
Selling	187.4	189.5	377.2	376.6
General and administrative	99.4	95.6	187.9	181.9
Research and development	15.1	14.5	29.5	28.3
Acquisition and integration related charges	5.1	13.3	9.2	23.2
Restructuring and related charges	4.1	1.4	6.2	2.5
Total operating expenses	311.1	314.3	610.0	612.5
Operating income	144.1	148.5	295.2	291.0
Interest expense	50.6	57.5	106.4	115.9
Other non-operating expense, net	1.8	0.8	0.8	4.3
Income from operations before income taxes	91.7	90.2	188.0	170.8
Income tax expense	33.1	(2.5)	64.1	4.4
Net income	58.6	92.7	123.9	166.4
Net (loss) income attributable to non-controlling interest	(0.2)	0.1	(0.2)	0.2
Net income attributable to controlling interest	$58.8	$92.6	$124.1	$166.2
Earnings Per Share
Basic earnings per share	$1.00	$1.56	$2.10	$2.80
Diluted earnings per share	$1.00	$1.55	$2.09	$2.79
Dividends per share	$0.42	$0.38	$0.80	$0.71
Weighted Average Shares Outstanding
Basic	58.8	59.4	59.1	59.3
Diluted	59.0	59.5	59.3	59.4

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Six Month Period Ended
(in millions)	April 2, 2017	April 3, 2016
Cash flows from operating activities
Net income	$123.9	$166.4
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	47.1	47.0
Depreciation	46.6	44.4
Share based compensation	23.0	31.6
Amortization of debt issuance costs	3.6	4.1
Write-off of debt issuance costs	1.9	—
Non-cash debt accretion	0.4	0.5
Deferred tax benefit	33.6	(19.3)
Net changes in operating assets and liabilities	(250.0)	(419.2)
Net cash provided (used) by operating activities	30.1	(144.5)
Cash flows from investing activities
Purchases of property, plant and equipment	(51.3)	(38.7)
Proceeds from sales of property, plant and equipment	0.8	0.8
Other investing activities	(1.2)	—
Net cash used by investing activities	(51.7)	(37.9)
Cash flows from financing activities
Proceeds from issuance of debt	216.1	175.0
Payment of debt	(151.6)	(13.3)
Payment of debt issuance costs	(2.7)	(1.6)
Payment of cash dividends	(47.3)	(42.0)
Treasury stock purchases	(103.1)	(40.2)
Share based tax withholding payments, net of proceeds upon vesting	(23.9)	(9.8)
Net cash (used) provided by financing activities	(112.5)	68.1
Effect of exchange rate changes on cash and cash equivalents	(4.0)	(0.3)
Net increase in cash and cash equivalents	(138.1)	(114.6)
Cash and cash equivalents, beginning of period	275.3	247.9
Cash and cash equivalents, end of period	$137.2	$133.3

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	April 2, 2017	September 30, 2016
Assets
Cash and cash equivalents	$137.2	$275.3
Trade receivables, net	528.5	482.6
Other receivables	44.3	55.6
Inventories	836.3	740.6
Prepaid expenses and other current assets	88.8	78.8
Total current assets	1,635.1	1,632.9
Property, plant and equipment, net	660.8	542.1
Deferred charges and other	47.2	43.2
Goodwill	2,473.8	2,478.4
Intangible assets, net	2,312.5	2,372.5
Total assets	7,129.4	7,069.1
Liabilities and Shareholders' Equity
Current portion of long-term debt	35.0	164.0
Accounts payable	525.0	580.1
Accrued wages and salaries	64.6	122.9
Accrued interest	37.2	39.3
Other current liabilities	176.3	189.3
Total current liabilities	838.1	1,095.6
Long-term debt, net of current portion	3,745.8	3,456.2
Deferred income taxes	577.7	532.7
Other long-term liabilities	131.2	140.6
Total liabilities	5,292.8	5,225.1
Shareholders' equity	1,793.1	1,800.1
Noncontrolling interest	43.5	43.9
Total equity	1,836.6	1,844.0
Total liabilities and equity	7,129.4	7,069.1

Page 13 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

Our press release contains financial information regarding adjusted EPS, which we define as diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include (1) acquisition and integration costs that consist of transaction costs from nonrecurring acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business further summarized below; (2) restructuring and related costs, which consist of project costs associated with restructuring initiatives across the segments further summarized below; (3) one time purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (4) non-cash asset impairments or write-offs realized; (5) and other adjustments. During the three and six month periods ended April 2, 2017, other adjustments consisted of professional fees associated with non-acquisition based strategic initiatives of the Company.  During the three and six month periods ended April 3, 2016, other adjustments consisted of costs associated with the exiting of a key executive, coupled with onboarding a key executive.  Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 35%, net of adjustments made to diluted EPS.  The following is a reconciliation of reported diluted EPS to adjusted diluted EPS for the three and six month periods ended April 2, 2017 and April 3, 2016, respectively:

	Three Month Period Ended		Six Month Period Ended
	April 2, 2017	April 3, 2016	April 2, 2017	April 3, 2016
Diluted earnings per share, as reported	$1.00	$1.55	$2.09	$2.79
Adjustments:
Acquisition and integration related charges	0.09	0.22	0.16	0.39
Restructuring and related charges	0.14	0.03	0.19	0.05
Debt refinancing costs	—	—	0.12	—
Other adjustments	0.04	0.01	0.04	0.02
Income tax adjustment	(0.08)	(0.65)	(0.20)	(1.09)
	0.19	(0.39)	0.31	(0.63)
Diluted earnings per share, as adjusted	$1.19	$1.16	$2.40	$2.16

The following summarizes the acquisition and integration related charges incurred by the Company for the three and six month periods ended April 2, 2017 and April 3, 2016:

	Three Month Period Ended		Six Month Period Ended
(in millions)	April 2, 2017	April 3, 2016	April 2, 2017	April 3, 2016
Armored AutoGroup	$0.7	$6.1	$2.4	$10.6
HHI Business	2.0	4.8	3.8	7.6
Other	2.4	2.4	3.0	5.0
Total acquisition and integration related charges	$5.1	$13.3	$9.2	$23.2

The following summarizes the restructuring and related charges incurred by the Company for the three and six month period ended April 2, 2017 and April 3, 2016:

	Three Month Period Ended		Six Month Period Ended
(in millions)	April 2, 2017	April 3, 2016	April 2, 2017	April 3, 2016
GAC business rationalization initiative	$5.5	$—	$7.0	$—
HHI distribution center consolidation	1.2	—	1.2	—
PET rightsizing initiative	0.6	—	0.6	—
HHI business rationalization initiative	—	0.3	—	(0.4)
Other restructuring activities	0.9	1.3	2.7	3.2
Total restructuring and related charges	$8.2	$1.6	$11.5	$2.8

Page 14 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

SALES AND ORGANIC SALES

The following is a summary of net sales by segment for the three and six month periods ended April 2, 2017 and April 3, 2016, respectively:

	Three Month Period Ended				Six Month Period Ended
(in millions, except %)	April 2, 2017	April 3, 2016	Variance		April 2, 2017	April 3, 2016	Variance
Consumer batteries	$185.2	$178.2	$7.0	3.9%	$445.7	$430.8	$14.9	3.5%
Small appliances	123.6	138.3	(14.7)	(10.6%)	310.0	328.2	(18.2)	(5.5%)
Personal care	104.7	108.4	(3.7)	(3.4%)	267.3	277.2	(9.9)	(3.6%)
Global Batteries & Appliances	413.5	424.9	(11.4)	(2.7%)	1,023.0	1,036.2	(13.2)	(1.3%)
Hardware & Home Improvement	313.7	301.7	12.0	4.0%	602.5	584.3	18.2	3.1%
Global Pet Supplies	191.8	208.5	(16.7)	(8.0%)	386.0	411.9	(25.9)	(6.3%)
Home and Garden	131.9	155.0	(23.1)	(14.9%)	181.7	202.7	(21.0)	(10.4%)
Global Auto Care	119.0	119.5	(0.5)	(0.4%)	188.5	193.3	(4.8)	(2.5%)
Total	$1,169.9	$1,209.6	(39.7)	(3.3%)	$2,381.7	$2,428.4	(46.7)	(1.9%)

Our press release contains financial information regarding organic net sales, which we define as net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three month period ended April 2, 2017 compared to reported net sales for the three month period ended April 3, 2016, respectively:

	April 2, 2017
Three month period ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Organic Net Sales	Net Sales April 3, 2016	Variance
Consumer batteries	$185.2	$2.0	$187.2	$178.2	$9.0	5.1%
Small appliances	123.6	3.5	127.1	138.3	(11.2)	(8.1%)
Personal care	104.7	2.0	106.7	108.4	(1.7)	(1.6%)
Global Batteries & Appliances	413.5	7.5	421.0	424.9	(3.9)	(0.9%)
Hardware & Home Improvement	313.7	(1.3)	312.4	301.7	10.7	3.5%
Global Pet Supplies	191.8	3.4	195.2	208.5	(13.3)	(6.4%)
Home and Garden	131.9	—	131.9	155.0	(23.1)	(14.9%)
Global Auto Care	119.0	0.1	119.1	119.5	(0.4)	(0.3%)
Total	$1,169.9	$9.7	$1,179.6	$1,209.6	(30.0)	(2.5%)

	April 2, 2017
Six month period ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Organic Net Sales	Net Sales April 3, 2016	Variance
Consumer batteries	$445.7	$6.5	$452.2	$430.8	$21.4	5.0%
Small appliances	310.0	10.9	320.9	328.2	(7.3)	(2.2%)
Personal care	267.3	5.7	273.0	277.2	(4.2)	(1.5%)
Global Batteries & Appliances	1,023.0	23.1	1,046.1	1,036.2	9.9	1.0%
Hardware & Home Improvement	602.5	(1.1)	601.4	584.3	17.1	2.9%
Global Pet Supplies	386.0	6.2	392.2	411.9	(19.7)	(4.8%)
Home and Garden	181.7	—	181.7	202.7	(21.0)	(10.4%)
Global Auto Care	188.5	0.2	188.7	193.3	(4.6)	(2.4%)
Total	$2,381.7	$28.4	$2,410.1	$2,428.4	(18.3)	(0.8%)

Page 15 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA

Our press release contains financial information regarding adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization), adjusted EBITDA Margin, and organic adjusted EBITDA, which are non-GAAP earnings. Adjusted EBITDA is a metric used by management and we believe this non-GAAP measure provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business as previously summarized; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives as previously summarized; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write-offs realized; (6) and other adjustments.  During the three and six month periods ended April 2, 2017, other adjustments consisted of professional fees associated with non-acquisition based strategic initiatives of the Company. During the three and six month periods ended April 3, 2016, other adjustments consisted of costs associated with the exiting of a  key executive, coupled with onboarding a key executive. Adjusted EBITDA Margin is calculated by taking the adjusted EBITDA margin as a percentage of Net Sales. Organic adjusted EBITDA excludes the effect of changes in foreign currency exchange rates and acquisitions. The following is a reconciliation of reported net income to adjusted EBITDA for the three month periods ended April 2, 2017 and April 3, 2016, including the calculation of adjusted EBITDA Margin for each of the respective periods, and organic adjusted EBITDA for the three month period ended April 2, 2017:

Three month period ended April 2, 2017 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$38.5	$44.0	$20.2	$31.4	$34.5	$(110.0)	$58.6
Income tax benefit	—	—	—	—	—	33.1	33.1
Interest expense	—	—	—	—	—	50.6	50.6
Depreciation and amortization	19.1	9.2	10.2	4.2	4.9	—	47.6
EBITDA	57.6	53.2	30.4	35.6	39.4	(26.3)	189.9
Stock based compensation expense	—	—	—	—	—	14.3	14.3
Acquisition and integration related charges	2.0	2.0	0.5	—	0.5	0.1	5.1
Restructuring and related charges	0.3	1.4	1.0	—	5.5	—	8.2
Other	—	—	—	—	—	2.6	2.6
Adjusted EBITDA	$59.9	$56.6	$31.9	$35.6	$45.4	$(9.3)	$220.1
Net Sales	413.5	313.7	191.8	131.9	119.0	—	1,169.9
Adjusted EBITDA Margin	14.5%	18.0%	16.6%	27.0%	38.2%	—	18.8%

Three month period ended April 3, 2016 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$39.1	$39.8	$18.4	$39.8	$39.1	$(83.5)	$92.7
Income tax expense	—	—	—	—	—	(2.5)	(2.5)
Interest expense	—	—	—	—	—	57.5	57.5
Depreciation and amortization	17.6	8.7	10.7	3.8	3.9	—	44.7
EBITDA	56.7	48.5	29.1	43.6	43.0	(28.5)	192.4
Stock based compensation expense	—	—	—	—	—	21.5	21.5
Acquisition and integration related charges	0.7	4.9	1.5	0.3	5.6	0.3	13.3
Restructuring and related charges	0.3	0.2	0.8	0.3	—	—	1.6
Other	0.6	—	—	—	—	0.2	0.8
Adjusted EBITDA	$58.3	$53.6	$31.4	$44.2	$48.6	$(6.5)	$229.6
Net Sales	424.9	301.7	208.5	155.0	119.5	—	1,209.6
Adjusted EBITDA Margin	13.7%	17.8%	15.1%	28.5%	40.7%	—	19.0%

Organic Adjusted EBITDA (in millions, except %)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - three month period ended April 2, 2017	$59.9	$56.6	$31.9	$35.6	$45.4	$(9.3)	$220.1
Effect of change in foreign currency	3.2	(0.4)	0.1	—	0.5	0.2	3.6
Organic Adjusted EBITDA	63.1	56.2	32.0	35.6	45.9	(9.1)	223.7
Adjusted EBITDA - three month period ended April 3, 2016	58.3	53.6	31.4	44.2	48.6	(6.5)	229.6
Increase (Decrease) in Adjusted EBITDA	$4.8	$2.6	$0.6	$(8.6)	$(2.7)	$(2.6)	$(5.9)
Increase (Decrease) in Adjusted EBITDA (%)	8.2%	4.9%	1.9%	(19.5%)	(5.6%)	(40.0%)	(2.6%)

Page 16 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA (continued)

The following is a reconciliation of reported net income to adjusted EBITDA for the six month periods ended April 2, 2017 and April 3, 2016, including the calculation of adjusted EBITDA Margin for each of the respective periods, and organic adjusted EBITDA for the six month period ended April 2, 2017:

Six months ended April 2, 2017 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$127.2	$92.4	$39.6	$33.1	$47.5	$(215.9)	$123.9
Income tax expense	—	—	—	—	—	64.1	64.1
Interest expense	—	—	—	—	—	106.4	106.4
Depreciation and amortization	37.6	18.1	20.9	8.2	8.9	—	93.7
EBITDA	164.8	110.5	60.5	41.3	56.4	(45.4)	388.1
Stock based compensation expense	—	—	—	—	—	23.0	23.0
Acquisition and integration related charges	2.8	3.7	0.6	—	1.8	0.3	9.2
Restructuring and related charges	1.3	1.6	1.6	—	7.0	—	11.5
Other	—	—	—	—	—	2.6	2.6
Adjusted EBITDA	$168.9	$115.8	$62.7	$41.3	$65.2	$(19.5)	$434.4
Net Sales	1,023.0	602.5	386.0	181.7	188.5	—	2,381.7
Adjusted EBITDA Margin	16.5%	19.2%	16.2%	22.7%	34.6%	—	18.2%

Six months ended April 3, 2016 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$126.8	$81.2	$34.3	$43.1	$47.9	$(166.9)	$166.4
Income tax expense	—	—	—	—	—	4.4	4.4
Interest expense	—	—	—	—	—	115.9	115.9
Depreciation and amortization	34.8	18.0	21.4	7.4	9.8	—	91.4
EBITDA	161.6	99.2	55.7	50.5	57.7	(46.6)	378.1
Stock based compensation expense	—	—	—	—	—	31.6	31.6
Acquisition and integration related charges	1.0	7.8	3.3	0.5	10.1	0.5	23.2
Restructuring and related charges	0.6	0.3	1.6	0.3	—	—	2.8
Other	0.6	—	—	—	—	0.4	1.0
Adjusted EBITDA	$163.8	$107.3	$60.6	$51.3	$67.8	$(14.1)	$436.7
Net Sales	1,036.2	584.3	411.9	202.7	193.3	—	2,428.4
Adjusted EBITDA Margin	15.8%	18.4%	14.7%	25.3%	35.1%	—	18.0%

Organic Adjusted EBITDA (in millions, except %)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - six month period ended April 2, 2017	$168.9	$115.8	$62.7	$41.3	$65.2	$(19.5)	$434.4
Effect of change in foreign currency	12.8	(3.8)	1.9	—	(0.7)	0.1	10.3
Organic Adjusted EBITDA	181.7	112.0	64.6	41.3	64.5	(19.4)	444.7
Adjusted EBITDA - six month period ended April 3, 2016	163.8	107.3	60.6	51.3	67.8	(14.1)	436.7
Increase (Decrease) in Adjusted EBITDA	$17.9	$4.7	$4.0	$(10.0)	$(3.3)	$(5.3)	$8.0
Increase (Decrease) in Adjusted EBITDA (%)	10.9%	4.4%	6.6%	(19.5%)	(4.9%)	37.6%	1.8%

Page 17 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED FREE CASH FLOW

Our definition of adjusted free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We believe adjusted free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and meet its working capital requirements. Our definition of adjusted free cash flow may be different from definitions used by other companies. We also use adjusted free cash flow, as defined, as one measure to monitor and evaluate performance. The following is a reconciliation of forecast net cash provided from operating activities to the Company’s forecasted cash flow for the fiscal year ending September 30, 2017:

(in millions)	Forecasted 2017	2016	2015
Net cash provided from operating activities	$695-710	$615	$444
Cash interest charges related to refinancing	—	15	75
Cash restructuring, acquisition & integration costs	—	—	24
Purchases of property, plant and equipment	(110) - (120)	(95)	(89)
Adjusted free cash flow	$575-590	$535	$454

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